EX-99.G.6

                         RULE 17F-5 DELEGATION SCHEDULE
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      By its execution of this Delegation Schedule to a Custodian Agreement dated as of March 13, 2003 by and between Citibank N.A. and UMB Bank, n.a. (the CUSTODIAN AGREEMENT), UMB Bank, n.a. (the CLIENT), on behalf of and at the direction of the Funds listed on an addendum to the Custodian Agreement, (collectively, the FUNDS, and individually, a FUND), hereby appoints Citibank N.A. , a National Banking Association with an office in New York, New York (the DELEGATE) as the delegate of each Fund to perform certain functions with respect to the custody of each Fund's Assets (as defined in Section 12 of this Delegation Schedule) outside the United States of America.

1. Maintenance of Fund's Assets Abroad. The Client, upon the instructions of each Fund, hereby instructs Delegate pursuant to the terms of the Custodian Agreement to place and maintain the Fund's Assets in countries outside the United States in accordance with Instructions received from the Fund's Investment Adviser. (An Investment Adviser may include any duly authorized sub-adviser to the Fund). Such instruction shall represent a Instruction under the terms of the Custodian Agreement. The Client acknowledges that (a) the Delegate shall perform services hereunder only with respect to the countries where it accepts delegation as Foreign Custody Manager as indicated on the Delegate GLOBAL CUSTODY NETWORK LISTING, (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Schedule shall require the Delegate to provide delegated or custodial services in a particular country, and there may from time to time be countries as to which the Delegate determines it will not provide delegation services.

2. Delegation. Pursuant to the provisions of Rule 17f-5 under the Investment Company Act of 1940 as amended (the 1940 ACT), and on behalf of and at the direction of the Funds, the Client hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform, only those duties set forth in this Delegation Schedule concerning the safekeeping of each Fund's Assets in each

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of the countries as to which Delegate has reported to the Client that it shall act as the Fund's delegate pursuant to Rule 17f-5. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Fund as are reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause a Fund's Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Client confirms to the Delegate that the Board of each of the Funds or the Fund's Investment Advisor has considered and accepted the Sovereign Risk and prevailing Country Risk as part of its continuing investment decision process.

3. Selection of Eligible Foreign Custodian and Contract Administration. The Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing each Fund's foreign custodial arrangements:

    (a) Selection of Eligible Foreign Custodian. The Delegate shall place and maintain a Fund's Assets with an Eligible Foreign Custodian; provided that the Delegate shall have determined that the Fund's Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including without limitation:

    (i) The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;

    (ii) Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Fund's Assets;

    (iii)  The Eligible Foreign Custodian's general reputation and standing; and

    (iv) Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination consistent with the standard of care set forth in Section 8 of this Delegation Schedule.

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    (b)    Contract Administration. The Delegate shall cause that the foreign custody arrangements with an Eligible Foreign Custodian shall be governed by a written contract that the Delegate has determined will provide reasonable care for Fund Assets based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of the Fund's Assets as specified in Rule 17f-5(c)(1). Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

    (i) For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

    (ii) That the Fund's Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

    (iii) That beneficial ownership of the Fund's Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

    (iv) That adequate records will be maintained identifying the Fund's Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

    (v) That the Fund's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

    (vi) That the Delegate will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund's Assets, including, but not limited to, notification of any transfer to or from the Fund's account or a third party account containing the Fund's Assets.

    Such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for a Fund's Assets as the specified provisions, in their entirety.

    (c) Limitation to Delegated Selection. Notwithstanding anything in this Delegation Schedule to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7.

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4.  Monitoring. The Delegate shall establish a system to monitor the appropriateness of maintaining each Fund's Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of placement of the Fund's Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule and such Eligible Foreign Custodian's actual performance in accordance with the written contract with the Delegate as provided in Section 3(b) of this Delegation Schedule. The Delegate shall monitor the continuing appropriateness of the contract governing the Fund's arrangements in accordance with the criteria established under Section 3(b) of this Delegation Schedule.

5. Reporting. Initially, prior to the placement of Fund Assets with each Eligible Foreign Custodian, and thereafter, at least annually and at such other times as the Client deems reasonable and appropriate based on the circumstances of the Fund's arrangements, the Delegate shall provide to the Client written reports specifying placement of the Fund's Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Schedule and shall promptly report as to any material changes to such foreign custody arrangements. Such reporting will include the appropriateness of maintaining the Fund's Assets with a particular custodian under paragraph (c)(1) of Rule 17f-5 and the performance of the contract under paragraph (c)(2) of Rule 17f-5a. Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 of this Delegation Schedule only to the extent specifically agreed with respect to the particular situation.

6. Withdrawal of Fund's Assets. If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under
Section 3 of this Delegation Schedule no longer meets the requirements of said Section, THE DELEGATE SHALL GIVE THE CLIENT PROMPT NOTICE OF SUCH DETERMINATION AND upon instructions the Delegate shall withdraw each Fund's Assets from the non-complying arrangement as soon as reasonably practicable. ; The Delegate shall use good faith to notify the Client as to any facts known to the Delegate, considering whether such withdrawal would require liquidation of any of the Fund's Assets or would materially impair the liquidity, value or other investment characteristics of the Fund's Assets. ,

7. Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Schedule, a Fund, acting through its Board, its Investment Adviser or its other authorized representative, may instruct the Client to direct the Delegate to place and maintain the Fund's Assets with a particular country or a

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particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Custodian reasonably determines that it will not will not provide delegation services. In the event that the Delegate determines that it will provide delegation services in such country or with such Eligible Foreign Custodian, the Delegate will comply with the provisions otherwise set forth in this Delegation Schedule and the Custodian Agreement. In the event that the Delegate reasonably determines that it will not provide delegations services, the Delegate shall be entitled to rely on any such instruction as a Instruction under the terms of the Custodian Agreement and shall have no duties under this Delegation Schedule with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance; provided that this Delegation Schedule and the Custodian Agreement shall not constitute the Delegate as the exclusive delegate of any of the Funds for purposes of Rule 17f-5 and, particularly where Delegate does not agree to provide fully the services under this Delegation Schedule and the Custodian Agreement to a Fund with respect to a particular country, the Fund may delegate such services to another delegate pursuant to Rule 17f-5.

8. Standard of Care. In carrying out its duties under this Delegation Schedule, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Fund's Assets would exercise.

9. Representations. The Delegate hereby represents and warrants that it is a U.S. Bank and that this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

    The Client hereby represents and warrants that it has received authorized delegation from the Board of Trustees or Directors, as applicable, of each Fund to appoint the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Schedule has been duly authorized, executed and delivered by the Client and is a legal, valid and binding agreement of the Client enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

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10. Effectiveness; termination. This Delegation Schedule shall be effective as of the date on which this Delegation Schedule shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate's signature. This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 60th day following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

11. Notices. Notices and other communications under this Delegation Schedule are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

12. Definitions. Capitalized terms in this Delegation Schedule have the following meanings:

    a. Country Risk - shall have the meaning set forth in section 9.1.2 of the Custodian Agreement.

    b.     Eligible Foreign Custodian - shall have the meaning set forth Section
    8.2 of the Custodian Agreement.

    c. Fund's Assets - shall mean any of the Fund's investments (including foreign currencies, and Unallocated Precious Metals and Allocated Precious Metals) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

    d.     Instructions - shall have the meaning set forth in the Custodian
    Agreement.

    e. Securities Depository - shall have the meaning of an "Eligible Securities Depository" as set forth in Rule 17f-7.

    f. Sovereign Risk - shall have the meaning set forth in Section 9.1.3 of the Custodian Agreement.

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    g.     U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act.

13. Governing Law and Jurisdiction. This Delegation Schedule shall be construed in accordance with the laws of the State of New York. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or the Commonwealth of Massachusetts or of the state courts of either such State or such Commonwealth.

14. Fees. Delegate shall perform its functions under this Delegation Schedule for the compensation determined under the Custodian Agreement.

15. Integration. This Delegation Schedule supplements and/or amends the Custodian Agreement with respect to the Delegate's selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties; provided that, in the event that there are any inconsistencies between the Schedule and the Custodian Agreement, the provisions of the Schedule shall govern for the purpose of compliance with Rule 17f-5. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Delegation Schedule, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate's obligations under the Custodian Agreement, and the Custodian's obligation to indemnify the Client and the Client's obligations to indemnify the Custodian, each as set forth in Section 10 of the Custodian Agreement, the terms of which are incorporated herein by reference.

IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Schedule to be duly executed as of the date first above written.


CITIBANK N.A.                          UMB BANK, N.A., ON BEHALF OF THE FUNDS
                                       LISTED ON AN ADDENDUM TO THE CUSTODIAN
                                       AGREEMENT

By:                                    By:
-----------------------------------    --------------------------------------

Name:                                  Name:  Ralph R. Santoro
Title:                                 Title: Senior Vice President
Date:  March 20, 2003                  Date:  March 20, 2003